EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Media Sciences International, Inc. of our report dated August 14, 2006, on our audit of the consolidated financial statements of Media Sciences International, Inc. and subsidiaries as of and for the year ended June 30, 2006, which report is included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey

October 9, 2007